SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2002

BRAC GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-78274 (Commission File Number)	59-3227576 (IRS Employer Identification Number)

125 Basin Street, Suite 210 Daytona Beach, Florida (Address of principal executive offices)	32114 (Zip Code)

Registrant’s telephone number, including area code: (904) 238-7035

Budget Group, Inc.
(Former Name or Former Address, if Changed Since Last Report)

Signatures

Item 2. Acquisition or Disposition of Assets

     On November 22, 2002, Budget Group, Inc. and certain of its subsidiaries (collectively “Budget”) completed the previously announced sale of Budget’s trademark rights worldwide and substantially all of the assets of Budget relating to its operations in the United States (including Puerto Rico), Canada, the Caribbean, Latin America, Australia and New Zealand to Cherokee Acquisition Corporation (“Buyer”), a wholly owned subsidiary of Cendant Corporation (“Cendant”), and Cendant (collectively the “Sale”). The consideration for the Sale was $110 million in cash plus assumption of certain contracts and trade payables. Buyer will also assume or repay Budget’s non-recourse asset-backed vehicle-related debt, which aggregated approximately $2.7 billion at June 30, 2002 and $2.8 billion at September 30, 2002. Buyer also is repaying or otherwise discharging Budget’s obligations under its debtor-in-possession financing facilities and its working capital facilities. In addition, within three business days following the closing of the Sale, Buyer will make a cash payment to Budget to cover certain transaction-related expenses.

     The total consideration paid in the Sale was determined through arm’s length negotiations between representatives of Budget, Buyer and Cendant. Neither Budget, Buyer nor Cendant, nor any of their affiliates had, nor, to the knowledge of Budget, Buyer and Cendant, did any director or associate of any such director or officer of Buyer or Cendant have, any material relationship with Budget prior to the Sale.

Item 5. Other Events.

     On November 22, 2002, Budget filed an amendment to its certificate of incorporation to change the name of the company to “BRAC Group, Inc.” effective upon the closing of the Sale.

Item 7. Financial Statements and Exhibits

     (b) Pro Forma Financial Information

     In accordance with the instructions in Item 7(b)(2) to Form 8-K, the pro forma financial information required by Item 7 has not been filed herewith, but will be filed not later than 60 days after the initial due date of this Report.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 22, 2002

BUDGET GROUP, INC.

By:	/s/ Thomas L. Kram Thomas L. Kram Vice President, Controller (Principal Accounting Officer)